Exhibit 99.1

Pharmacyclics Announces Oral Presentation and Material
Clinical Update at the 2010 Annual Meeting of the American
Society of Clinical Oncology

SUNNYVALE, Calif., May 20 -- Pharmacyclics, Inc. (Nasdaq:PCYC - News) today announced that the abstract it submitted for the Annual Meeting of the American Society of Clinical Oncology (ASCO), June 4-8, 2010 in Chicago, IL was released by ASCO today. The abstract was selected for an oral presentation.  In the abstract the company reported efficacy results on 19 evaluable patients out of 22 patients in the first three cohorts. Each of these patients had received a minimum of two cycles of treatment with PCI-32765, a Btk Inhibitor. The Overall Response Rate was 42% with 1 Complete Response and 7 Partial Responses. At ASCO during the oral presentation the company is planning to provide a material clinical update on all dosed patients to date (40 patients for efficacy and up to 47 patients for safety).

The oral presentation is scheduled for 3:45 PM Central Time on Saturday, June 5, 2010 in room E354a at McCormick Place.  The Company plans to issue a press release and hold a conference call relating to the data that will be presented at ASCO as well as provide a corporate update on Monday, June 7, 2010 at 8:30 AM Eastern Time (7:30 AM Central Time and 5:30 AM Pacific Time).

Date: June 7, 2010
Time: 8:30 AM Eastern Time (7:30 AM Central Time and 5:30 AM Pacific Time)
Toll-free: 866-727-3220  International: 706-643-1591
Conference ID: 77085515
Listen via Internet: http://ir.pharmacyclics.com/events.cfm  A webcast replay will be available on the Pharmacyclics website for 30 days.

Details of the presentation are as follows:

Title: ‘Btk inhibitor PCI-32765 monotherapy induces objective responses in patients with relapsed aggressive NHL: Evidence of antitumor activity from a phase I study’
Date: Saturday, June 5, 2010,
Time:  3:45 PM Central Time
Location:  Room E354a (McCormick Place) Permanent Abstract ID 8012
Primary presenter: Dr. Nathan Fowler, MD Anderson Cancer Center

PCI-32765 is an orally active small molecule inhibitor of Bruton’s tyrosine kinase (Btk) that is being developed by Pharmacyclics for the treatment of patients with B-cell lymphoma or leukemia. Btk plays a prominent role in B-cell lymphocyte maturation by mediating B-cell receptor (BCR) signal transduction. Recent studies indicate that some B-cell lymphomas have kinases that are activated downstream of the BCR and that suppression of this signaling by a Btk inhibitor can induce apoptosis in these cells. BCR signaling is also thought to promote malignant cell expansion and survival in chronic lymphocytic leukemia (CLL).

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

About Pharmacyclics

Pharmacyclics(R) is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of immune mediated disease and cancer. Our mission and goal are worth repeating: to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs. To identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do just that.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.